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Exhibit 10.5

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Revised 3/12/98

March 12, 1998

John W. Beck C.P.A.
1035 Inspiration Lane
Escondido, CA 92025

Dear John:

        Metabasis Therapeutics is pleased to offer you the position of Director of Finance/Controller reporting to Chief Financial Officer of the corporation.

        The elements of your employment offer are as follows:

  1)
  The base salary for this position is $95,000 per year ($7,916.67/month). A performance and salary review will be conducted on the six-month anniversary of your date of employment. You will be paid on a biweekly basis.

  2)
  The salary grade for this position is Grade 18.

  3)
  Your start date will be as soon as possible but no later than Monday, April 6, 1998. Upon your arrival, please report to me for orientation, at 8:00 a.m. Please note that effective Friday, March 13, the every day dress code will be established as "business casual".

  4)
  Subject to approval from the Board of Directors of Gensia Sicor, you will be granted options to purchase 20,000 shares of Gensia Sicor's common stock that will vest over four years. This grant is effective pursuant to written option agreements under Gensia's Sicor employee stock plan. Subject to adoption of an Metabasis employee stock plan and approval from the Board of Directors, you will be granted options to purchase shares of the Company's common stock.

  5)
  Metabasis Therapeutics offers a comprehensive benefits program including medical and dental insurance which becomes effective the first of the month following your date of hire.

  6)
  You are eligible for vacation and holiday benefits per the provisions of the Company's employee handbook.

  7)
  You are eligible for consideration under any key employee incentive compensation program implemented for calendar year 1998, per terms and conditions of such program.

        You will be expected to execute and deliver a confidentiality/proprietary rights agreement in consideration of your employment. This agreement is enclosed with this letter and incorporated by reference.

        In accordance with the Immigration Reform and Control Act of 1986, you will be required to provide two documents which establish your identity and employment eligibility on your first day of employment.

        Employment is on an at-will basis and can be terminated by yourself or the Company at any time, for any reason and with or without cause and with or without notice.

        This letter and the attached proprietary information agreement constitute the entire agreement between us. It supersedes any and all prior agreements and understandings and can not be changed, except in writing and signed, by both parties.

METABASIS THERAPEUTICS, INC. — 9390 TOWNE CENTRE DRIVE — SAN DIEGO, CALIFORNIA — 92121-3015 — (619) 587-2770 — FAX (619) 458-3504

        Metabasis Therapeutics is pleased to make you this offer of employment which is good until March 31, 1998.

        We eagerly anticipate adding you to the Metabasis team and look forward to working with you.

        Please indicate your acceptance of this letter by signing below and returning the enclosed copy along with the confidentiality agreement.

Very truly yours,
/s/ PAUL K. LAIKIND Paul K. Laikind, Ph.D. Chairman of the Board Business Development and Finance
PKL:asd
Enclosure
Accepted and agreed:
/s/ JOHN W. BECK John W. Beck
3/17/98 Date

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  Exhibit 10.5